   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1997
                                                       REGISTRATION NO. 33-57512
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       LATTICE SEMICONDUCTOR CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                                93-0835214
 (STATE OR OTHER JURISDICTION                                   (I.R.S. EMPLOYER
     OF INCORPORATION OR                                         IDENTIFICATION
        ORGANIZATION)                                               NUMBER)

                             5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 681-0118

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               STEPHEN A. SKAGGS
                            CHIEF FINANCIAL OFFICER
                       LATTICE SEMICONDUCTOR CORPORATION
                             5555 N.E. MOORE COURT
                            HILLSBORO, OREGON 97124
                                 (503) 681-0118
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                               JOHN A. FORE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                       LATTICE SEMICONDUCTOR CORPORATION

                                 150,000 SHARES
                                  COMMON STOCK

    This Prospectus relates to 150,000 shares (the "Shares") of common stock, $0.01 par value (the "Common Stock") of Lattice Semiconductor Corporation, a Delaware corporation (the "Company"), which are issuable upon exercise of stock purchase warrants ("Warrants") issued or to be issued to certain independent sales representative firms (a "Sales Representative Firm") for the Company's products and employees thereof (a "Sales Representative") pursuant to the Company's Warrant Plan (as hereinafter defined). There are currently outstanding Warrants to purchase 13,000 Shares at an exercise price of $34.00 per share. Warrants granted pursuant to the Warrant Plan (as hereinafter defined) will be exercisable at a price equal to no less than the fair market value of the Common Stock on the date of grant of the Warrant. See "Description of Warrants."

    The Shares may be offered from time to time by a Sales Representative Firm, a Sales Representative or their permitted transferees (the "Selling Stockholders") for their own accounts at prevailing prices in the over-the-counter market on the date of sale. The Selling Stockholders will bear all sales commissions and similar expenses related to the sale of the Shares. The Company will pay all expenses related to the registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part (the "Registration Statement"). None of the Shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement.

    Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.
                            ------------------------

    All share and per share amounts have been adjusted to reflect the three-for-two stock split effected in the form of a stock dividend which was paid on July 6, 1993.
                            ------------------------

    The Common Stock of the Company is traded on the Nasdaq National Market and is quoted under the symbol "LSCC." On November 10, 1997, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $51 3/4 per share.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is November 12, 1997.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company's Chief Financial Officer at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421. The Company's telephone number at that location is (503) 681-0118.

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048; and copies of such material can be obtained from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded on the Nasdaq National Market. The foregoing materials should also be available for inspection at the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, MD 20850. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.
                            ------------------------

    This Prospectus contains information concerning Lattice Semiconductor Corporation and the sale of its Common Stock by the Selling Stockholders, but does not contain all the information set forth in the Registration Statement which the Company has filed with the SEC under the Securities Act. The Registration Statement, including various exhibits, may be inspected at the SEC's office in Washington, D.C.

                                  THE COMPANY

    Lattice Semiconductor Corporation was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Its principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421 and its telephone number at that location is (503) 681-0118. The Common Stock of the Company is traded on the Nasdaq National Market and is quoted under the symbol "LSCC."

                            DESCRIPTION OF WARRANTS

    ALL SHARE AND PER SHARE AMOUNTS HAVE BEEN ADJUSTED TO REFLECT THE THREE-FOR-TWO STOCK SPLIT EFFECTED IN THE FORM OF A STOCK DIVIDEND WHICH WAS PAID ON JULY 6, 1993.

GENERAL

    The Shares offered by this Prospectus are issuable upon the exercise of Warrants issued or issuable pursuant to the Warrant Plan (as hereinafter defined) to Sales Representative Firms and Sales Representatives. The Fiscal 1992 Sales Representative Warrant Plan (the "1992 Warrant Plan") was adopted by the Board of Directors of the Company in May 1991 and 150,000 shares of Common Stock have been reserved for issuance thereunder. From fiscal year 1992 through fiscal year 1997, the Board of Directors granted Warrants to purchase an aggregate of 33,409 shares of the Common Stock, of which Warrants to purchase 697 shares of the Common Stock were forfeited. In May 1996, the Board of Directors subsequently amended and restated the 1992 Warrant Plan (as amended and restated effective May 13, 1996, the "Warrant Plan"). As of the end of the first quarter of fiscal year 1998, Warrants to purchase 32,712 shares of the Common Stock had been exercised. As of the date of this Prospectus, there are outstanding Warrants to purchase an aggregate of 13,000 shares of the Company's Common Stock at an exercise price of $34.00 per share. These outstanding Warrants expire May 13, 1999 and are fully exercisable. Upon exercise of a Warrant, the exercise price must be paid in cash, certified check or cashier's check or a combination thereof. There are an aggregate of 104,288 Warrant shares available for future grants under the Warrant Plan.

    The Warrant Plan permits the Board of Directors or its appointed committee to grant Warrants to Sales Representative Firms and Sales Representatives. The Warrants may have a maximum term of three (3) years and a minimum exercise price equal to the fair market value of the Common Stock on the date of grant of the Warrant. The Warrant Plan will terminate June 30, 1999 unless sooner terminated by the Board of Directors.

CANCELLATION OF WARRANTS

    If a Sales Representative Firm or Sales Representative to which a Warrant was originally issued should for any reason cease to be an authorized Sales Representative Firm or an employee thereof, the Warrant issued to such entity or individual shall immediately be cancelled as to any and all shares subject thereto which remain unexercised at the date of such termination as a Sales Representative or Sales Representative Firm. Such shares shall return to the Warrant Plan and become available for future grant. Nothing in the Warrant or the Warrant Plan shall confer upon any Sales Representative Firm or Sales Representative any right with respect to continuation of a Sales Representative's employment by the Sales Representative Firm, nor shall it interfere in any way with the Company's right to terminate a Sales Representative Firm at any time.

LIMITED TRANSFERABILITY OF WARRANTS

    A Warrant may not be transferred without the prior written consent of the Company except by a Sales Representative Firm to one or more of its employees who are Sales Representatives, or to the spouse or child of such an employee or to a trust for their sole benefit or to the estate of any such deceased employee, subject to compliance with all applicable laws. Warrants may be exercised only by a Sales Representative Firm or a Sales Representative or by their permitted transferees (a "Warrantholder"). In addition, a Warrant may not be transferred unless the Company receives a legal opinion stating that the transfer is exempt from registration under the Securities Act and relevant state securities laws and a written representation from the proposed transferee containing appropriate statements of investment intent.

CHANGES IN CAPITALIZATION

    The exercise price of the Warrants and the number of shares of Common Stock issuable upon exercise of a Warrant will be proportionately adjusted to reflect any stock split, stock dividend or like event affecting the Common Stock.

MERGER, SALE OF ASSETS OR LIQUIDATION

    In the event of the proposed dissolution or liquidation of the Company, or the proposed sale of substantially all of the assets of the Company, or the proposed merger of the Company with or into another corporation, the Warrant will terminate effective upon the consummation of such transaction, unless otherwise provided by the Board. The Board may, in its sole discretion, declare that any Warrant shall terminate as of a date fixed by the Board and give each Warrantholder the right to exercise his or her Warrant as to all or any part of the Shares, including Shares as to which the Warrant would not otherwise be exercisable.

                                USE OF PROCEEDS

    The proceeds received by the Company upon exercise of the Warrants from time to time will be used for general working capital purposes.

                          PRICE RANGE OF COMMON STOCK

    The following table sets forth the range of high and low sale prices of the Company's Common Stock for the indicated periods, as reported by the Nasdaq National Market. On November 10, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $51 3/4 per share. As of November 7, 1997, the Company had approximately 325 holders of record of the Common Stock. All prices have been restated to reflect a three-for-two stock split effected in the form of a stock dividend which was paid on July 6, 1993.

                                                                                                       HIGH        LOW
                                                                                                      -------    -------
Fiscal year ended March 30, 1996:
  First Quarter....................................................................................   $37 1/8    $23
  Second Quarter...................................................................................    43         28 7/8
  Third Quarter....................................................................................    42 1/8     27 5/8
  Fourth Quarter...................................................................................    37 3/8     26 3/8
Fiscal year ended March 29, 1997:
  First Quarter....................................................................................    36 1/4     21 5/8
  Second Quarter...................................................................................    31 1/2     19 3/4
  Third Quarter....................................................................................    47         27 1/2
  Fourth Quarter...................................................................................    54 7/8     39 3/4
Fiscal year ending March 28, 1998:
  First Quarter....................................................................................    62 5/8     41 1/2
  Second Quarter...................................................................................    74 1/2     54 7/8
  Third Quarter (through November 10, 1997)........................................................    67 1/2     45

                                DIVIDEND POLICY

    To date the Company has not declared or paid cash dividends on its Common Stock. The Board of Directors of the Company presently intends to retain all earnings for use in the Company's business and therefore does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future.

                              PLAN OF DISTRIBUTION

    The Warrants may be issued from time to time by the Board of Directors pursuant to the terms of the Warrant Plan.

    The Warrantholders may sell all or a portion of the Shares from time to time in the Nasdaq National Market at prices prevailing in the public market at the times of such sales. The Warrantholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Warrantholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the Warrantholders (and from any purchaser of shares in such transaction). Usual and customary brokerage fees will be paid by the Warrantholder.

    There can be no assurances that the Warrantholders will sell any or all of the Shares of Common Stock offered hereunder or that the Board of Directors will approve the issuance of any Warrants other that the Warrants outstanding as of the date of this Prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

    There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the SEC:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

    (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1997, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

    (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1997, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

    (d) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed with the SEC on September 27, 1989, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

    (e) The description of the preferred stock purchase rights of the Company contained in the Company's Registration Statement in Form 8-A filed with the SEC on September 13, 1991.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Lattice Semiconductor Corporation for the year ended March 29, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee............................................  $          0
Fees and expenses of counsel....................................      7,500.00
Fees and expenses of accountants................................      1,500.00
Blue sky fees and expenses......................................      1,500.00
Miscellaneous...................................................        300.00
                                                                  ------------
  Total.........................................................  $  10,800.00
                                                                  ------------
                                                                  ------------

    Except for the SEC registration fee, all of the foregoing expenses have been estimated. All of the above expenses will be paid by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Certificate of Incorporation (the "Certificate") limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for their conduct as a director. The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law.

    Section 145 of the Delaware General Corporation Law ("Delaware Law") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be permitted to foregoing provisions and agreements, the Registrant has been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Exchange Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       4.1   Fiscal 1992 Sales Representative Warrant Plan (As Amended and Restated Effective May 13, 1996).
       4.2   Form of Sales Representative Warrant Agreement.
       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant.
      24.1   Consent of Price Waterhouse LLP, Independent Public Accountants.
      24.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
      25.1   Power of attorney (see page II-3).

ITEM 17.  UNDERTAKINGS.

    (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 10th day of November, 1997.

                                LATTICE SEMICONDUCTOR CORPORATION

                                By:              /s/ CYRUS Y. TSUI
                                     -----------------------------------------
                                                   Cyrus Y. Tsui
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                               CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Post-Effective Amendment No. 1 to Form S-3 Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
      /s/ CYRUS Y. TSUI         President, Chief Executive   November 10, 1997
------------------------------    Officer (Principal
        Cyrus Y. Tsui             Executive Officer) and
                                  Chairman of the Board of
                                  Directors

    /s/ STEPHEN A. SKAGGS       Senior Vice President,       November 10, 1997
------------------------------    Chief Financial Officer
      Stephen A. Skaggs           (Principal Financial
                                  Officer) and Secretary

     /s/ MARK O. HATFIELD                                    November 10, 1997
------------------------------  Director
       Mark O. Hatfield

     /s/ DANIEL S. HAUER                                     November 10, 1997
------------------------------  Director
       Daniel S. Hauer

      /s/ HARRY A. MERLO                                     November 10, 1997
------------------------------  Director
        Harry A. Merlo

     /s/ LARRY W. SONSINI                                    November 10, 1997
------------------------------  Director
       Larry W. Sonsini

    /s/ DOUGLAS C. STRAIN                                    November 10, 1997
------------------------------  Director
      Douglas C. Strain

                       LATTICE SEMICONDUCTOR CORPORATION
       POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT

                               INDEX TO EXHIBITS

  EXHIBIT                                                                                                 SEQUENTIALLY
  NUMBER                                             DESCRIPTION                                          NUMBERED PAGE
-----------  -------------------------------------------------------------------------------------------  -------------
       4.1   Fiscal 1992 Sales Representative Warrant Plan (As Amended and Restated Effective May 13,
               1996).

       4.2   Form of Sales Representative Warrant Agreement.

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the
               Registrant.

      24.1   Consent of Price Waterhouse LLP, Independent Public Accountants.

      24.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
               5.1).

      25.1   Power of attorney (see page II-3).